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                                                                  EXHIBIT 1


                        WORKGROUP TECHNOLOGY CORPORATION
                           One Burlington Woods Drive
                           Burlington, MA 01803-4503


RECIPIENT:                                             October 16, 2002
                                                       12:08 PM
SofTech, Inc.
2 Highwood Drive
Tewksbury, MA 01876

                           CONFIDENTIALITY AGREEMENT

Gentlemen:

     In connection with your consideration of a possible negotiated transaction with Workgroup Technology Corporation (the "Company"), the Company is prepared to make available to you certain information concerning the business (including the manner in which the Company organizes and conducts its business), financial condition, operations, assets and liabilities of the Company. As a condition to such information being furnished to you and your directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) (collectively, "Representatives"), you agree to treat any information concerning the Company (whether prepared by the Company, its advisors or otherwise and irrespective of the form of communication) which has been or is, in the future, furnished to you or to your Representatives by or on behalf of the Company (collectively, the "Evaluation Material") in accordance with the provisions of this letter agreement, and to take or abstain from taking certain other actions hereinafter set forth.

     The term "Evaluation Material" also shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by you or your Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to you or your Representatives pursuant hereto. The term "Evaluation Material" does not include information which (i) is or becomes generally available to the public other than as a result of disclosure by you or your Representatives, (ii) was within your possession on a non confidential basis prior to its being furnished to you by or on behalf of the Company, provided that the source of such information is not known by you to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information, (iii) becomes available to you on a non-confidential basis from a source other than the Company or any of its Representatives, provided that such source is not known by you to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information or
(iv) can be shown by you to have been independently developed by you without reliance upon any information furnished by the Company pursuant hereto.

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     You hereby agree that you and your Representatives shall use the
Evaluation Material solely for the purpose of evaluating a possible negotiated transaction between the Company and you, that the Evaluation Material will be kept confidential and that you and your Representatives will not disclose any of the Evaluation Material in any manner whatsoever, provided that any of such information may be disclosed to your Representatives who need to know such information for the sole purpose of evaluating a possible negotiated transaction with the Company, who agree to keep such information confidential and agree to be bound by the terms hereof to the same extent as if they were parties hereto. In any event, you shall be responsible for any breach of this letter agreement by any of your Representatives.

     In addition, you agree that, without the prior written consent of the Company, you and your Representatives will not disclose to any other person other than the members of the Board of Directors of the Company and professionals at each of Covington Associates LLP and Testa, Hurwitz & Thibeault, LLP that represent the Company on a regular basis the fact that the Evaluation Material has been made available to you, that discussions or negotiations are taking place concerning a possible transaction involving the Company or any of the terms, conditions or other facts with respect thereto (including the status thereof), provided that you may make such disclosure if required by law or the rules of any securities exchange or market. The term "person" as used in this letter agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity.

     If you or any of your Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Evaluation Material, you shall use your best efforts to provide the Company with prompt written notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a wavier by the Company, you or any of your Representatives are nonetheless, based on the advice of counsel, required to disclose Evaluation Material to any tribunal or else stand liable for contempt or suffer other censure or penalty, you or your Representatives may, without liability hereunder, disclose to such tribunal only that portion of the Evaluation Material which such counsel advises you is legally required to be disclosed, provided that you exercise your best efforts to preserve the confidentiality of the Evaluation Material, including, without limitation, by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material by such tribunal.

     If you decide that you do not wish to proceed with a transaction with the Company, you will promptly inform the Company of that decision. In that case, or at any time upon the request of the Company for any reason, you will promptly deliver to the Company all Evaluation Material (and all copies thereof) furnished to you or your Representatives by or on behalf of the Company and will destroy all other Evaluation Material prepared by you or your Representatives. Upon request by the Company, you will confirm in writing that you have returned or destroyed all Evaluation Material, and all copies thereof, in your possession. All Evaluation Material shall remain at all times the sole and exclusive property of the Company and you shall acquire no rights in or to such Evaluation Material by reason of its disclosure hereunder.
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     You understand and acknowledge that neither the Company nor any of its
Representatives (including without limitation any of the Company's directors, officers, employees and agents) makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor any of its Representatives shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. Only those representations or warranties which are made in a final definitive agreement regarding any transactions contemplated hereby, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

     You agree not to initiate or maintain contact (except for those contacts made in the ordinary course of business) with any officer (other than the Chief Executive Officer of the Company), employee or agent (other than professionals at each of Covington Associates LLC and Testa, Hurwitz & Thibeault, LLP that represent the Company on a regular basis) of the Company regarding its business, operations, prospects or finances, except with the express permission of the representative of the Company signing this letter. For avoidance of doubt, the reference to "agent" in the previous sentence shall not include members of the Company's Board of Directors. It is understood that the representative of the Company signing this letter will arrange for appropriate contacts for due diligence purposes. It is further understood that all (a) communications regarding a possible transaction, (b) requests for additional information, (c) requests for facility tours or management meetings and (d) discussions or questions regarding procedures, will be submitted or directed to the representative of the Company signing this letter.

     In consideration of the Evaluation Material being furnished to you, you hereby agree that, without the prior written consent of the Company, for a period of one year from the date hereof, neither you nor any of your affiliates will solicit for employment any person who is an officer or employee of the Company as of the date of this agreement who was specifically identified to you during the period of your investigation of the Company. The foregoing restriction shall not prohibit SofTech Inc. from offering employment to any officer or employee of the Company that (i) directly contacts SofTech Inc. after the date hereof regarding potential employment opportunities with SofTech Inc. or (ii) directly contacts SofTech Inc. after the date hereof in response to a non-directed media advertisement regarding potential employment opportunities with SofTech Inc.

     You hereby acknowledge that you are aware and that your Representatives have been advised that the United States securities laws prohibit any person who has material non-public information about an issuer from purchasing or selling securities of such issuer.

     You understand and agree that no contract or agreement providing for any transaction involving the Company shall be deemed to exist between you and the Company unless and until a final definitive agreement has been executed and delivered. You also agree that unless and until a final definitive agreement regarding a transaction between the Company and you has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this letter agreement except for the matters specifically agreed to herein. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to a transaction between the Company and you, and to terminate discussions and negotiations with you at any time. The Company acknowledges and agrees that the preceding sentence shall not constitute a waiver of any rights you may have in your capacity as a shareholder of the Company. Neither this paragraph

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nor any other provision in this agreement can be waived or amended except by written consent of the Company, which consent shall specifically refer to this paragraph (or such provision) and explicitly make such waiver or amendment.

     No failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

     It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this letter agreement by you or any of your Representatives and that the Company shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by you of this letter agreement but shall be in addition to all other remedies available at law or equity to the Company.

     This letter agreement is for the benefit of the Company and its directors, officers, stockholders, owners, affiliates and agents, and shall be governed by and constructed in accordance with the laws of the Commonwealth of Massachusetts. You also hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the Commonwealth of Massachusetts and of the United States of America located in the City of Boston, Massachusetts for any actions, suits or proceedings arising out of or relating to this agreement and the transactions contemplated hereby (and you agree not to commence any action, suit or proceeding relating thereto except in such courts). You hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this agreement or the transactions contemplated hereby, in the courts of the Commonwealth of Massachusetts or of the United States of America located in the City of Boston, Massachusetts, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

                                        Very truly yours,

                                        WORKGROUP TECHNOLOGY
                                        CORPORATION

                                        By /s/ Patrick H. Karieva
                                          ______________________________
                                          Name: Patrick H. Kareiva
                                          Title: President

Accepted and agreed as of the date first written above:



By /s/ Joseph P. Mullaney
   _____________________________________
   Name: Joseph P. Mullaney
   Title: President and COO